                                                                    Exhibit 4.17

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

                          PHOTRAN CORPORATION
                  10% CONVERTIBLE PROMISSORY NOTE


$3,500,000                   Minneapolis, Minnesota             February 9, 1998


   Photran Corporation, a Minnesota corporation (hereinafter called the "Company," which term includes any directly or indirectly controlled subsidiaries or successor entities), for value received, hereby promises to pay to St. James Capital Partners, L.P., a Delaware limited partnership (hereinafter called "Holder"), or its registered assigns, the principal sum of Three Million Five Hundred Thousand Dollars ($3,500,000), or so much as is advanced pursuant to this Note, together with accrued interest on the amount of such principal sum, payable in accordance with the terms set forth below.

   THE OBLIGATIONS OF THE COMPANY CONTAINED IN THIS NOTE ARE SUBJECT TO THE TERMS OF THAT CERTAIN SECURITY AGREEMENT BETWEEN THE COMPANY AND THE HOLDER DATED AS OF THE DATE HEREOF (THE "SECURITY AGREEMENT"). THE PROVISIONS OF THIS NOTE ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG THE COMPANY, HOLDER, STEVEN KING, COMMUNITY NATIONAL BANK AND HENSON & EFRON, P.A. (THE "INTERCREDITOR AND SUBORDINATION AGREEMENT").

                               ARTICLE I

                              DEFINITIONS

   For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and (iii) the words "herein" and "hereof" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.

   "ADVANCES" shall have the meaning assigned to that term in Article II, Section A hereof.

   "AGREEMENT FOR PURCHASE AND SALE" means that certain Agreement for Purchase and Sale between the Company and Holder dated as of the date hereof.

   "BOARD OF DIRECTORS" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

   "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Houston, Texas or Minneapolis, Minnesota are authorized or obligated by law or executive order to be closed.

   "COMMITMENT" means, at the time any determination thereof is to be made, the commitment of Holder to extend credit to the Company by means of Advances, which subject to Article III, Section A, shall be an amount equal to up to $3,500,000.

   "COMMON STOCK" means shares of common stock, no par value, of the Company.

   "CONVERSION PRICE" means the price per share determined in accordance with
Article IV (as adjusted in accordance with the terms of this Note) at which shares of Common Stock shall be delivered to Holder upon conversion of this Note.

   "DEFAULT" means any event which is, or after notice or passage of time would be, an Event of Default.

   "DEFAULT RATE" means a rate per annum equal to 15%.

   "EVENT OF DEFAULT" has the meaning specified in Article III, Section A.

   "INDEBTEDNESS" of any Person means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (i) for the principal of, premium on and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created for money borrowed by such Person (including capitalized lease obligations), money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or purchase money indebtedness, or indebtedness secured by property at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable; (ii) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (iii) for all trade debt of the Person; and (iv) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (i), (ii) or (iii) above.

   "MATURITY DATE," when used with respect to the Note means the earlier of
(i) the funding of an Outside Financing or (ii) August 9, 1999 (or such earlier date upon which the Note becomes due and payable).

   "NOTE" means this 10% Convertible Promissory Note in the original principal amount of $3,500,000.

   "OUTSIDE FINANCING" shall be defined as (i) any transaction where the Company sells or transfers its equity or debt securities for cash whether in public or private offerings and (ii) any financing from a bank or other entity acting as a financial institution made to the Company or any Subsidiary; provided, however, that neither purchase money debt incurred to finance equipment in the ordinary course of business (or any refinancing thereof) nor the Small Business Administration loan in the amount of up to $833,000 from Community National Bank, a national banking corporation, to the Company dated as of December 31, 1997, shall be considered an Outside Financing.

   "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company or other entity, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

   "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated as of the date hereof by and between the Company and Holder.

   "SEC" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

   "SUBSIDIARY" means a corporation or other entity in which more than 50% of the outstanding voting stock or equity interests is owned or controlled, directly or indirectly, by the Company or any combination of the Company and one or more other Subsidiaries. For the purposes of this definition, "VOTING STOCK" means stock or other interests which ordinarily has voting power for the election of directors, and equity interests means the right to receive the profits of the entity, when disbursed, or the assets of the entity upon liquidation or dissolution.

   "TRANSACTION DOCUMENTS" means the Note, the Agreement for Purchase and Sale, the Security Agreement, the Intercreditor and Subordination Agreement, the Registration Rights Agreement and the Warrants.

   "WARRANTS" means those certain warrants to purchase an aggregate of 1,225,000 shares of Common Stock issued by the Company to Holder.

                               ARTICLE II

                       COMMITMENT AND ADVANCES

   A. ADVANCES. Subject to the terms and conditions and relying on the representations and warranties set forth herein and in the other Transaction Documents, Holder agrees to make advances (collectively, the "Advances") to the Company, at any time and from time to time on and after the date of this Note to, but excluding, the Maturity Date, up to a principal amount not to exceed $3,500,000. All Advances shall mature and be due and payable in full on the Maturity Date. Once repaid, Advances may not be reborrowed. Each Advance shall be made in accordance with the procedures set forth in Article II, Section B.

   B. BORROWING PROCEDURES OF ADVANCES. In order to effect an Advance, the Company shall submit a Request for Advance in writing or by telecopy (or telephone notice promptly confirmed in writing or by telecopy) to Holder not later than 10:00 a.m., Houston, Texas time, on the borrowing date specified in the Request for Advance for such proposed Advance; provided, however, that Holder shall deliver $700,000 to the Company on the Closing Date (as defined in the Agreement for Purchase and Sale), less any expenses payable or reimbursable by the Company pursuant to the Agreement for Purchase and Sale, without submission of a Request for Advance. The Requests for Advances shall refer to this Note and specify (x) in sufficient detail, the corporate use of the proceeds of such proposed Advance, (y) the Business Day upon which the proceeds of such proposed Advance are to be made available to the Company, and (z) the principal amount of such proposed Advance. The obligation of Holder to make any Advance pursuant to a Request for Advance is subject to the satisfaction of Holder that (i) the proceeds will be used for a proper purpose and (ii) on the date such Advance is to be made, no Default or Event of Default then exists (both before and after giving effect to the making of such proposed Advance).

   C.  INTEREST ON ADVANCES AND PAYMENT DATES.

     1. Subject to the provisions of Article II, Section D, the Advances shall bear interest at 10% per annum.

     2. Interest on each Advance shall be payable by the Company (i) in respect of each Advance accruing interest at 10%, on the Maturity Date, (ii) in respect of each Advance accruing interest at the Default Rate, on demand, and (iii) in respect of all Advances, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after maturity, on demand.

   D. INTEREST ON OVERDUE AMOUNTS. If the Company fails to pay the principal of or interest on any Advance or any other amount when due hereunder, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date of such Event of Default up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Default Rate.

   E. VOLUNTARY PREPAYMENT OF ADVANCES. The Company shall have the right at any time and from time to time to prepay the Advances, in whole or in part, without penalty or premium, upon at least five (5) Business Day's prior written notice given to Holder pursuant to Article VII, Section F.

   F.  MANDATORY REPAYMENT OF ADVANCES.

       1.   The Company shall repay all outstanding Advances on the Maturity
   Date.

       2. The Company shall prepay this Note in full on or before the close of business (Houston, Texas time) on the second Business Day following the occurrence of an Outside Financing, such prepayment to be in an amount equal to the net proceeds received by the Company or any Subsidiary from such Outside Financing, but not to exceed the then outstanding principal and accrued and unpaid interest on this Note. All payments made under this Note shall be applied first to accrued interest, and the balance, if any, to principal; provided, however, that interest shall accrue on any remaining principal balance and shall be payable at the rate provided above.

   G. MANNER OF PAYMENT. Both principal and interest are payable by delivery of checks to Holder at its address as set forth in this Note or wire transfers pursuant to instructions from Holder. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day.

   H.  USE OF PROCEEDS.

       1. The proceeds of all Advances shall be used to fund obligations that arise in connection with the Company's dispute resolutions with Shenzen WABO Group Company Limited and to provide working capital required by the Company to expand its operations and for the general corporate purposes set forth on Schedule 2.19 to the Agreement for Purchase and Sale.

       2. No portion of the proceeds of any Advance under this Note shall be used by the Company in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T, or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

                              ARTICLE III

                   EVENTS OF DEFAULT AND REMEDIES

   A.    EVENTS OF DEFAULT.  An "Event of Default" occurs if:

         1. the Company defaults in the payment or a mandatory prepayment of the principal or interest on the Note when such principal or interest becomes due and payable; or

         2. the Company defaults in the performance of any covenant made by the Company in the Note, the Agreement for Purchase and Sale or any of the other Transaction Documents, and such default remains uncured for a period of 30 days after notice from the Holder, provided that a default in the performance of any covenant in Sections 8(a), 8(c), 8(d), 8(e), 8(f), 8(h), 8(i), 8(j), 8(k), 8(l), 8(m) or 8(n) of the Security
   Agreement or Article VI, Section A of this Note shall be an Event of Default immediately upon occurrence; or

         3. any representation or warranty made by the Company in the Note, the Agreement for Purchase and Sale or any of the other
   Transaction Documents or in any certificate furnished by the Company in connection with the consummation of the transactions contemplated hereby or thereby, is untrue in any material respect as of the date of making thereof; or

         4. the Company or any Subsidiary defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness of the Company (other than the Indebtedness evidenced by the Note or good-faith disputes with trade creditors) having an aggregate principal amount in excess of $100,000 and such default remains uncured for a period of 30 days; or

         5. a court of competent jurisdiction enters a final and non-appealable judgment or judgments against the Company or any Subsidiary or any property or assets of the Company or any Subsidiary for the payment of money aggregating $100,000 or more in excess of applicable insurance coverage; or

         6. a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of the property of the Company or any Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Subsidiary; or

         7. the Company or any Subsidiary: (i) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; (ii) files a petition, answer or consent seeking reorganization or similar relief under any applicable federal or state law; (iii) makes an assignment for the benefit of creditors; or (iv) admits in writing its inability to pay its debts generally as they become due; or

         8. any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of 25% or more of the total voting power of the Company and was not the beneficial owner of 25% or more of the total voting power of the Company as of the date of this Note;

         9. the Company or any Subsidiary (i) merges or consolidates with or into any other Person, unless the Company or such Subsidiary is the surviving or acquiring party; or (ii) the Company or any Subsidiary dissolves or liquidates; or (iii) the Company or any Subsidiary sells all or any substantial portion of its assets.

   B. ACCELERATION OF MATURITY. This Note and all accrued interest shall (i) automatically become immediately due and payable if an Event of Default described in Article III, Sections (A)(6) through (A)(9) occurs, and (ii) become immediately due and payable at the option of the Holder in its sole discretion if any other Event of Default occurs.

                            ARTICLE IV

                        CONVERSION OF NOTE

   Subject to and upon compliance with the provisions of this Article, at the option of Holder, all or any part of this Note may be converted at any time, at the principal amount hereof together with accrued and unpaid interest thereon, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock. The Conversion Price shall initially be $4.00 per share. Notwithstanding anything else to the contrary set forth herein, the Holder shall have the right to convert this Note pursuant to the terms set forth herein at any time, including the 30 Business Days following (i) the Maturity Date or (ii) any prepayment pursuant to Article II, Section E hereof. If Holder elects to convert this Note after a prepayment has been made pursuant to Article II, Section E, then Holder shall return all or such portion of the funds paid to Holder as to which Holder has elected to convert, together with interest at the rate of 10% per annum.

                                ARTICLE V

                     ADJUSTMENT OF CONVERSION PRICE

   A. ANTI-DILUTION PROVISIONS. The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Conversion Price, the holder of this Note shall thereafter be entitled to purchase, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

   B.   ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK.

      1.   a.   If and whenever after the date hereof the Company shall
      issue or sell any Common Stock for no consideration or for a consideration per share less than the Conversion Price then, forthwith, upon such issuance or sale, the Conversion Price shall be reduced (but not increased, except as otherwise specifically provided in this Article V, Section B), to the lower price per share (calculated to the nearest one-ten thousandth of a cent, but in any event not less than $.001 per share).

           b. Notwithstanding the provisions of this Article V, Section B, no adjustment shall be made in the Conversion Price in the event that the Company issues, in one or more transactions, (i) Common Stock upon exercise of any options issued to officers, directors or employees of the Company pursuant to a stock option plan or an employment, severance or consulting agreement as now or hereafter in effect, in each case approved by the Board of Directors (provided that the aggregate number of shares of Common Stock which may be issuable, including options issued prior to the date hereof, under all such employee plans and agreements shall at no time exceed 725,000; (ii) Common Stock upon exercise of this Note or any warrant issued pursuant to the terms of the Agreement for Purchase and Sale; (iii) Common Stock upon exercise of any stock purchase warrant or option (other than the options referred to in clause (i) above) or other convertible security outstanding on the date hereof (other than any shares of Common Stock issuable on conversion of any promissory note held by any Shareholder of the Company; PROVIDED, HOWEVER, that no adjustment shall be made in the Conversion Price in the event that the Company issues Common Stock on conversion of the convertible promissory note made by the Company in favor of Steven King, the Chairman of the Board of the Company, in the principal amount of $200,000, in connection with the Bridge Loan Agreement dated as of August 8, 1993, as amended and restated March 15, 1996 and April 9, 1997, and as amended February 9, 1998, and as it exists as of the date hereof); or (iv) Common Stock to Shenzen WABO Group Company Limited pursuant to the Settlement Agreement between the Company and Shenzen WABO Group Company Limited. In addition, for purposes of calculating any adjustment of the Conversion Price as provided in this Article V, Section B, all of the shares of Common Stock issuable pursuant to any of the foregoing shall be assumed to be outstanding prior to the event causing such adjustment to be made.

      2. For purposes of this Article V, Section B, the following shall be applicable:

         a. ISSUANCE OF RIGHTS OR OPTIONS. In case at any time after the date hereof the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common
      Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities") (other than warrants, options or convertible securities issued as consideration for or assumed in conjunction with an acquisition or to officers, directors, or employees of the acquired entity in conjunction therewith), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options, or plus, in the case of such rights or options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect as of the date of granting such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of the granting of such rights or options and to have been issued for such price per share, with the effect on the Conversion Price specified in Article V, Section B(1)(a) hereof. Except as provided in Article V, Section B(2) hereof, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

         b. CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any right or option referred to in Article V, Section B(2) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Article V, Section B(2)(a) hereof, or the rate at which any Convertible Securities referred to in Article V, Section B(2)(a) hereof, are convertible into or exchangeable for Common
      Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or right referred to in
      Article V, Section B(2)(a) hereof, or on the termination of any such right to convert or exchange any such Convertible Securities referred to in Article V, Section B(2)(a) hereof, the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion
      Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold, and the Common
      Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in Article V, Section B(2)(a) hereof or the rate at which any Convertible Securities referred to in Article V, Section B(2)(a) hereof are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

         c. CONSIDERATION FOR STOCK. In case at any time Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration therefor shall be deemed to be the amount received by the Company therefor. In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration, as determined reasonably and in good faith by the Board of Directors of the Company. In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board of Directors may determine to be attributable to such Common Stock, Convertible Securities, rights or options as the case may be. In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issuance and sale of other securities of the Company, together consisting of one integral transaction in which no consideration is allocated to such rights or options by the parties, such rights or options shall be deemed to have been issued without consideration.

         d. RECORD DATE. In the case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them
      (i) to receive a dividend or other distribution payable in Common Stock or Convertible Securities, or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Stock or Convertible Securities deemed to have been issued or sold as a result of the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the ease may be.

         e. TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned directly by the Company in treasury, and the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Article V, Section B.

   C. STOCK DIVIDENDS. In case the Company shall declare a dividend or make any other distribution upon any shares of the Company, payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

   D. STOCK SPLITS AND REVERSE SPLITS. In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares into which this Note may be converted immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares into which this Note may be converted immediately prior to such combination shall be proportionately reduced. Except as provided in this Article V, Section D no adjustment in the Conversion Price and no change in the number of Shares shall be made under this Article V as a result of or by reason of any such subdivision or combination.

   E. REORGANIZATIONS AND ASSET SALES. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation, merger or share exchange of the Company with another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another Person shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, securities or assets with respect to or in exchange for their shares, then the following provisions shall apply:


        1. As a condition of such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition (except as otherwise provided below in Article V, Section E(3), lawful and adequate provisions shall be made whereby the holder of this Note shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Note and in lieu of the shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding

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

     shares of such Common Stock equal to the number of shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger, share exchange or sale not taken place, and in any such case appropriate provision reasonably satisfactory to such holder shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares receivable upon the exercise) shall thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable upon the exercise of this Note.

        2. In the event of a merger, share exchange or consolidation of the Company with or into another Person as a result of which a number of shares of common stock or its equivalent of the successor Person greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, share exchange or consolidation are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, share exchange or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

        3. The Company shall not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, share exchange or merger or the Person purchasing or otherwise acquiring such assets shall have assumed by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company the obligation to deliver to such Holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder. Upon written request by the Holder hereof, such successor Person will issue a new Note revised to reflect the modifications in this Note effected pursuant to this
     Article V, Section E.

        4. If a purchase, tender or exchange offer is made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger, share exchange or sale, transfer or other disposition of all or substantially all of the Company's assets with the Person having made such offer or with any affiliate of such Person, unless prior to the consummation of such consolidation, merger, share exchange, sale, transfer or other disposition the holder hereof shall have been given a reasonable opportunity to then elect to receive upon the conversion of this Note either the capital stock, securities or assets then issuable with respect to the Common Stock or the capital stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

     F. ADJUSTMENT FOR ASSET DISTRIBUTION. If the Company declares a dividend or other distribution payable to all holders of shares of Common Stock in evidences of Indebtedness of the Company or other assets of the Company (including, cash (other than regular cash dividends declared by the Board of Directors), capital stock (other than Common Stock, Convertible Securities or options or rights thereto) or other property), the Conversion Price in effect immediately prior to such declaration of such dividend or other distribution shall be reduced by an amount equal to the amount of such dividend or distribution payable per share of Common Stock, in the case of a cash

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

dividend or distribution, or by the fair value of such dividend or distribution per share of Common Stock (as reasonably determined in good faith by the Board of Directors of the Company), in the case of any other dividend or distribution. Such reduction shall be made whenever any such dividend or distribution is made and shall be effective as of the date as of which a record is taken for purpose of such dividend or distribution or, if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend or distribution are determined.

   G. DE MINIMIS ADJUSTMENTS. No adjustment in the number of shares of Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one share of Common Stock purchasable upon conversion of the Note and no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Conversion Price; provided, however, that any adjustments which by reason of this Article V, Section G are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest full share or nearest one hundredth of a dollar, as applicable.

   H. NOTICE OF ADJUSTMENT. Whenever the Conversion Price or the number of Shares issuable upon the conversion of the Note shall be adjusted as herein provided, or the rights of the holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Conversion Price and the adjusted number of Shares in accordance with the provisions hereof and shall prepare an Officer's Certificate setting forth the adjusted Conversion Price and the adjusted number of Shares issuable upon the conversion of this Note or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based. The Company shall cause to be mailed to the Holder hereof copies of such Officer's Certificate together with a notice stating that the Conversion Price and the number of Shares purchasable upon conversion of this Note have been adjusted and setting forth the adjusted Conversion Price and the adjusted number of Shares purchasable upon conversion of this Note.

   I. NOTIFICATIONS TO HOLDERS. In case at any time the Company proposes:

         (i) to declare any dividend upon its Common Stock payable in capital stock or make any special dividend or other distribution (other than cash dividends) to the holders of its Common Stock;

        (ii) to offer for subscription pro rata to all of the holders of its Common Stock any additional shares of capital stock of any class or other rights;

       (iii) to effect any capital reorganization, or reclassification of the capital stock of the Company, or consolidation, merger or share exchange of the Company with another Person, or sale, transfer or other disposition of all or substantially all of its assets; or

        (iv) to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of such cases, the Company shall give the holder hereof (a) at least 10 days (but not more than 90 days) prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 days (but not more than 90 days) prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be.

   J.   COMPANY TO PREVENT DILUTION.

        1. If any event or condition occurs as to which other provisions of this Article are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of this Note evidenced hereby in accordance with the essential intent and principles of such provisions, or that might materially and adversely affect the exercise or purchase rights of the holder hereof under any provisions of this Note, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustments necessary with respect to the Conversion Price and the number of shares purchasable hereunder so as to preserve the rights of the holder hereunder. In no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this Article except in the event of a combination of shares of the type contemplated in Article V, Section D hereof, and then in no event to an amount greater than the Conversion Price as adjusted pursuant to
     Article V, Section D hereof.

        2. In furtherance of the anti-dilution protections afforded Holder pursuant to this Article V, in the event of any dilutive event described in this Article V as a result of the settlement of any of the Company's existing or future litigation matters (including, but not limited to, RADMAN ET AL V. PHOTRAN CORPORATION, DAVID E. STEVENSON V. PHOTRAN CORPORATION and MIK PHYSICS INCORPORATED V. PHOTRAN CORPORATION), not only will Holder be afforded an adjustment to the Conversion Price as set forth in this Article V, but Holder shall also be entitled to the number of shares issuable upon conversion of this Note increased by the greater of (i) the ratio which the Conversion Price immediately before such issuance bears to the adjusted Conversion Price immediately after such issuance and (ii) the number of shares that would be equal to the same percentage ownership by the Holder of the Company after giving effect to the dilutive event as existed before the occurrence of the dilutive event.

                                   ARTICLE VI

                                   COVENANTS

   The Company covenants and agrees that, so long as this Note is outstanding:

    A. PAYMENT OF PRINCIPAL AND ACCRUED INTEREST. The Company will duly and punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

    B. CORPORATE EXISTENCE. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

    C. TAXES; CLAIMS; ETC. The Company will, and will cause each Subsidiary to, promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charge will have a material adverse effect on the business of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

   D. MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will, and will cause each Subsidiary to, keep its material properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

    E. NOTICE OF DEFAULTS. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

    F. MERGERS AND ACQUISITIONS. Without the consent of the Holder, neither the Company nor any Subsidiary will dissolve, liquidate, consolidate or merge with or sell or transfer all or a substantial portion of its assets to any Person.

     G. COMPLIANCE WITH LAWS. The Company will promptly comply with all laws, ordinances and governmental rules and regulations to which it is subject.

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

                                ARTICLE VII

                               MISCELLANEOUS

   A. COLLECTION FEES. If this Note is placed in the hands of an attorney for collection, and if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, the Company hereby undertakes to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorney's fees of Holder.

   B. CONSENT TO AMENDMENTS. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of the Note.

   C. BENEFITS OF NOTE. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

   D. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and Holder.

   E. RESTRICTIONS ON TRANSFER. This Note may not be sold or transferred in the absence of registration or an exemption therefrom under all applicable securities laws. Notwithstanding the foregoing provisions of this Section E, Holder may grant a security interest in this Note to its lender or lenders and as between Holder and its lender or lenders, this Note is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified Person. Any lender to which Holder grants a security interest in this Note shall be entitled to exercise all remedies to which it is entitled by contract or by law, including, without limitation, transferring this Note into its own name or into the name of any purchaser at any sale undertaken in connection with enforcement by such lender of its remedies. Prior to any transfer (other than the grant of a security interest) as provided herein, the transferor shall provide written notice to the Company. The Company, however, may treat Holder as the owner hereof for all purposes until this Note shall have been surrendered for transfer as hereinafter provided. Upon surrender of this Note duly executed by Holder or its agent or attorney, the Company shall execute and deliver a new Note in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Note shall promptly be canceled.

   F. NOTICE; ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third Business Day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company: Photran Corporation, 21875 Grenada Avenue, Lakeville, Minnesota 55044, Attn: Paul Fink, or at any other address designated by the Company in writing to Holder; if to
Holder: St. James Capital Partners, L.P., c/o St. James Capital Corp., 1980 Post Oak Boulevard, Suite 2030, Houston, Texas

77056, Attn: John L. Thompson, or at any other address designated by Holder to the Company in writing.

   G. SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

   H. GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota
(without regard to principles of choice of law).


   I. USURY. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of Minnesota and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (referred to as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum non-usurious interest rate permitted by applicable law from time to time in effect as such law may be interpreted, amended, revised, supplemented or enacted (the "Maximum Rate"), if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (referred to in this Section as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the Maximum Rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the Maximum Rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the Maximum Rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

   J. TERMINATION. This Note shall automatically terminate upon (i) payment in full by the Company (whether by prepayment or payment on the Maturity Date), (ii) conversion of this Note by the holder hereof in full or (iii) any combination of prepayment, payment and conversion, in each case such that no principal or interest under this Note remains outstanding.

   IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

                                  PHOTRAN CORPORATION

                                  By:     /s/ Paul T. Fink
                                     ------------------------------
                                     Name:      Paul T. Fink
                                     Title:     Chief Executive Officer

                         REQUEST FOR ADVANCE



St. James Capital Partners, L.P.
1980 Post Oak Boulevard, Suite 2030
Houston, Texas 77056
Attn: John L. Thompson



                              ______________ ___, 199_

   In accordance with Article II, Section B of that certain 10% Convertible Promissory Note executed by Photran Corporation, a Minnesota corporation (the "Company"), in favor of St. James Capital Partners, L.P., dated as of February 9, 1998, in the original principal amount of $3,500,000 (the "Note"), the Company hereby requests an Advance (as defined in the Note) as follows:

   The principal amount of such Advance shall be $__________________. The proceeds of such Advance shall be made available to the Company on ________________, 199_, and such proceeds shall be used for
________________________________________________________, which is a proper use of proceeds under the Note.

   No Default or Event of Default under the Note exists as of the date hereof.


                                        PHOTRAN CORPORATION


                                        By:
                                          ------------------------------
                                        Name:
                                             ---------------------------
                                        Title:
                                              --------------------------